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Keurig Dr Pepper Investor Day Audio Webcast

Tuesday, March 20, 2018

9:00 AM Eastern Time

Company Participants

Bob Gamgort; Keurig Green Mountain, Inc.; Chief Executive Officer

Larry Young; Dr Pepper Snapple Group; Chief Executive Officer

Jim Trebilcock; Dr Pepper Snapple Group; Chief Commercial Officer

Ozan Dokmecioglu, Keurig Green Mountain, Inc., Chief Financial Officer

Patrick Minogue, Keurig Green Mountain Inc., SVP e-Commerce

Derek Hopkins, Keurig Green Mountain Inc., Chief Integration Officer

Maria Sceppaguercio, Keurig Green Mountain Inc., SVP Investor Relations

Presentation

Bob Gamgort:  Good morning. We are really excited to tell you our story today, and we want to thank you for joining us, whether it’s traveling here to Boston to see us or joining us on the webcast right now.

We’re really happy that we’re having this today and not tomorrow, when we’re going to get our fourth snowstorm in a month. The DPS team was very quick to point out that it’s going to be 75 degrees in Dallas tomorrow and that I should be spending more time down there, which might be a very good idea.

But we have an incredible story to tell and really a lot of content to get through in the next couple of hours. So I’m going to jump right into that story. Obviously this isn’t a great part of the story unless you’re an attorney, so take a look at this on your own time.

But helping me tell that story today is a lineup of really good speakers from our organization, our two organizations. You’re also going to get great exposure to more executives from all of our teams in the interactive session that’s going to follow.

But Larry and Jim are going to take you through the capabilities of the DPS organization, both from a brand side as well as, very importantly, clarification on how their great distribution model works. Patrick’s going to talk to us about some of the unique capabilities that we believe are scalable on the Keurig side in away-from-home selling and distribution, as well as e-commerce. Ozan’s going to take you through financials, both in terms of how the Keurig model works and how it’s improved dramatically over the past two years, and then the combined business financials, details on the synergies and really everything you need to know about the combined business. And then Derek Hopkins, who’s heading up our integration, is going to briefly come up and talk to you about our integration game plan.

And that’s really the agenda that I just talked through right there, with the exception of the last item for those here in Boston. At the end of the presentation we’re going to break and go into an interactive session and Q&A. We’re going to go around to all of these different stations, get a chance to experience our innovation and our development first hand, and also interact with more players from our team.

So when I start the story, it goes back to where we were when we announced the combination of these two businesses. And it’s based on something that’s incredibly simple, but yet sometimes difficult to do. And very few people actually manage their businesses with this discipline. I’ve been in the CPG industry for over 30 years. I’ve worked in dozens of categories. And what has served me well through all that time is to take a look at a consumer from two perspectives.

Watch what they consume. What are the needs that drive those behaviors? And what are the shifts in terms of the formats and the brands that they use to satisfy those needs? Needs typically don’t change over time. But the formats and brands to satisfy those needs do shift, and you have to stay one step ahead of the game on that.

The second side I believe is underappreciated in CPG, particularly in beverage, and that’s the ability to reach consumers where they shop and where they consume. So every consumer is a consumer and a shopper. And there are some fundamental changes going on right now in the way that consumers think about themselves as shoppers and where they go to make their purchases. And so if we’re going to build a successful company, you’re going to see everything today is oriented around developing beverages for every need and yet being able to deliver those beverages everywhere our consumers shop and consume. Again, very simple, crystal clear — it takes discipline, planning and a lot of commitment to make that happen.

Let me start off with the beverage industry. Most of my time in CPG has been on the food side. And some of you cover both food and beverage. The beverage industry is inherently better than the food industry. It’s large, it’s growing and it’s profitable.

One of the other areas of beverages that I think is not clearly understood is it typically gets talked about as a three-horse race. In reality the top three systems generate less than 50% of total sales in beverages. The translation is there’s a significant amount of white space available for expansion for those three systems. So we see that as significant growth opportunity.

A lot of discussion that I see and hear on beverage starts at this level. We see this flattening, long-term decline, slow decline on carbonated soft drinks. Bottled water has been up. And then there’s this category that they call non-carb. I can tell you there’s not a single consumer in the world that has ever used the word “non-carb.” Right? This is a total manufacturer view of the world. And it’s so high level that it’s absolutely useless in thinking through how to run a business, yet it’s probably the most often-quoted comment that I get when I talk with people outside of the company.

You need to drill down another level. So if we drill down another level — and even this doesn’t break CSDs out. This talks about share of throat, which is another metric you could take a look at, over a 5-year time period. So this is consistent with just about every CPG category I’ve ever worked in. Change is very slow at this level. The fundamental needs don’t change. The big formats that people use to satisfy those needs don’t shift very much. And if you were to draw a conclusion from this chart you would say the single biggest move has been from tap water to bottled water. Everything else is fairly stable.

But this isn’t where the game is played. We’re not going to play it on the previous chart and we’re not going to play it on this chart. Because if you double click again, this is where all the action is. There’s a significant amount of fragmentation in each one of these categories to the point where, from my perspective, these category definitions don’t mean a lot. They don’t guide marketing and innovation. They don’t guide the way that we should be talking to our retailers. We need to be able to have the conversation at this level of detail. You’re going to see a lot of that today.

So why is this fragmentation happening? There are some fundamental shifts in attitudes about beverages, as well as food, among our youngest consumers. So here’s a comparison of how millennial consumers think about beverages. And the percent changes — how are those opinions different versus all other age groups?

So you can see everybody agrees that beverages should taste good. Right? No debate. But millennial consumers say, “It can change my mood.” They’re wide open to trying new brands and new types of beverages. And they’re willing to pay more for brands that have good ingredients in them, and are looking for something that’s more natural. And these are some big discrepancies versus the general population that are feeding this fragmentation into all kinds of different subsegments within beverages.

And here’s one more chart that could help you see that. Again, it’s still too high of a level, but it begins to clarify. So this is the change in weekly penetration over the past five years of beverage formats. Blue is millennials. Five is the total change. You can see that where they’re really spiking above the general population is cold coffee, smoothies, non-dairy milk. Not as much change in energy drinks. Bottled water is up, but not as much as the general population. And then you see some pressure from them on traditional carbonated soft drinks.

One of the things that we really do need to talk about, though — and since it’s been fun talking with many of you over the past couple of weeks on the phone about the combination of these businesses and understanding — for people who understood the Keurig business, learning the DPS business. And the reverse was also true.

But what’s really happening that’s interesting that I think is also somewhat misunderstood is the growth in coffee. And if you look at it right now you’d see that cold coffee is growing in household penetration for the total population, and it’s growing at the highest level in terms of weekly penetration for millennial consumers. But don’t miss the point also that it’s also growing for hot coffee for millennial consumers.

And I think it’s time for us to think about coffee differently. Coffee is a vibrant, growing and important mainstream beverage segment. You could no longer be a player in beverage without having a substantial position in coffee. If you look at the left-hand side, I started out of business school at General Foods when they were the #1 coffee company in the country. And as I tell our employees all the time, there was one flavor of coffee at that time called “coffee.” You could get decaf or regular, Folgers or Maxwell House. That was the coffee industry. Those two brands were more than half of the category. And the way I got to General Foods at that time is I won a campus marketing competition sponsored by General Foods to try to turn around the consumption of coffee among young consumers. You just have to hang around long enough to see the world change.

And if you look at the right-hand side, that’s what coffee is today. It’s cold; it’s flavored; it’s multiple formats; it’s single-serve; it’s ready-to-drink; it’s super premium. There’s so much going on in coffee that it’s driving the category growth. And, interestingly, the category growth is attracting more people and entrepreneurs into the business because it’s such a good business that it’s continued to fuel more and more excitement. This is not a fad.

If you look at what’s happening in coffee — I picked three factoids. I could have done a dozen. But if consumption outside of morning is growing, look at the middle chart. This is past-day consumption of the youngest consumers we can track, 13- to 18-year-olds. And in 2017 37% of 13- to 18-year-olds consumed coffee versus 42% for soft drinks in total. And look at the gain in that in just three years. And then this, in a world of pressure in food and beverage on health and wellness, this is one of the few categories that has health and wellness tailwinds.

So let’s agree on one thing. Coffee isn’t, like, a little side business. Coffee is a really important mainstream business. And if you want to be a player in beverage, you have to be in coffee in a big way.

So that’s half the equation. You can have the greatest portfolio in the world, but you’re only going to be successful if you can get it to the right points of distribution. And that’s changing rapidly. If you track what’s happening from a consumer and how that has implications on those consumers as shoppers and what retailers are doing, you’re going to see the shift that’s going on.

Smaller households, income bifurcation, shift — look at the population in cities. You know about this. It’s causing shoppers to look to move from the traditional stock-up purchase to more fill-in purchases. And the remaining stock-up purchases are going online. And the one area that’s vibrant is impulse outlet. So you’re seeing retailers consolidate. New players for e-comm and food and beverage are jumping into the market. You’re seeing fill-in occasions from nontraditional retailers. And you’re seeing a continued growth in small-outlet format.

Not surprisingly, the forecasted growth for food and beverage is now going to areas where we hadn’t seen it before — e-comm, drug and convenience stores, for example, discounters. You’re going to see most of the growth coming outside of the areas that we all grew up on as being the drivers of food and beverage.

If you want to be a successful company in this world, you have to have completely different route-to-market capabilities than most companies have. You have to have a combination of selling and distribution mechanisms to reach all of these outlets.

You have to have scale, because if there’s consolidation happening you’ll want a seat at the table when category decisions are made. Scale is important. You need omnichannel capabilities whether you’re going to sell directly to consumers or you’re going to partner with e-commerce retailers, their needs from a packaging, logistics, marketing capabilities are completely different than traditional retailers. And you need access. You need to be able to control the conversation with your consumers and, if possible, have an option to sell directly to consumers.

We’ll talk about scale for a second. This may surprise you. The combination of these two companies, given that we are US-focused, makes us the seventh largest food and beverage company from a US retailer perspective. Within an environment where we need scale, we’ve become a serious player overnight for all of our retailers. Interestingly — this is trailing 12 months. Look at the growth side. We would be tied with Mars for the fastest-growing company over that period of time. And what’s striking to me, again, being in the industry for a long time is look at all of the negative numbers that are on that page.

What I want you to think about for the rest of the day is: What is it that we’re building in Keurig Dr Pepper? And it’s four areas of focus that combined will make us very powerful: a broad brand portfolio combination of brands that can provide scale to pay for the system, yet access to growth; a scaled distribution and selling system that can reach every channel and nearly every retail outlet available; a capability to innovate and renovate existing brands as well as M&A and partnering with new brands to access all of these new-format higher sources of growth; and then last, but critically important, a highly efficient business model, both from a cost and a cash side that gives us optionality to invest internally and look outside for M&A or other options to continue to drive growth.  So keep these four in mind as you go throughout the day and then we’ll come back at the end and talk about that.

And with that, let me now turn it over to Larry Young, who has very capably led the DPS organization with great results for a long period of time. Larry’s going to kick off a discussion of the DPS capabilities and then we’ll turn it over to Jim, who will fill in more details. So, Larry, welcome.

Larry Young: Well, good morning, everyone.

You know, I think from Bob’s remarks alone you’re getting a real sense of the value proposition this merger will create. You’ll hear even more as the morning progresses and you’ll have plenty of opportunities to enjoy a range of beverages that showcase our combined ability to meet consumers’ needs from morning to night. There also is a three-drink minimum today, so I hope you’re thirsty and start drinking.

What struck me from the first conversation about this deal was the breakthrough opportunity to win in a changing industry landscape and a path to create value for our shareholders, our customers, our consumers and our employees. What you may not know is that, while Dr Pepper Snapple and Keurig Green Mountain have played in adjoining beverage spaces to this point, we’re already more alike and aligned than you might think.

We’ve both moved to work with consumers, investing behind priority brands in our portfolio with the greatest runway for growth. We’ve partnered with young, upstart brands that allow us to enter new and emerging categories. And we both know that having the right beverage is only one piece of the puzzle. The other is the ability to go where the consumer is going to make our brands available wherever and whenever the consumer wants them, whether that’s a restaurant, a convenience store, hotel or online. With Keurig Dr Pepper we’re creating opportunities that were not open to us as separate companies, and this makes this a logical and exciting next step in our joint path to growth.

Having spent the past two months working closely with Bob to map out the strategy for KDP, I’m convinced he has the vision and the leadership to take this combined company to the next level. He has a wealth of consumer products experience to bring to the table. He’s built a skilled and driven team, and he knows how to rally [new] and newly merged businesses around shared stretch objectives. What he has accomplished in a short time at Keurig Green Mountain is impressive, and I’m glad we’ll have a chance to lift the curtain on Keurig’s remarkable comeback for you here a little later today.

Importantly, Bob is transparent. He is smart and authentic. He has quickly gained the trust and support of the DPS leadership and employees, and they all share with me the confidence that he is the right person for the job.

The early integration path for Keurig Dr Pepper is already taking shape. And that work will continue in the coming weeks and months. The transition plan is designed to enable our organizations to continue driving our respective 2018 operating plans while a dedicated integration leadership team zeroes in on the immediate and long-term opportunities this merger will provide.

As for me, I’ve succeeded in a lot of things in my professional career. But the one thing I was never good at is retirement. That means you can count on me being boot deep in this transition and bringing this new company along. And then I will be an active member of the Board of Directors. I am, and I will remain, highly accountable and invested in the results we’ll drive in 2018 and beyond.

I have to tell you it’s an incredible thing to have been in this business 40-plus years and still be this excited about the next steps where this company is going to go. I am truly pumped up. I can’t wait for you to learn more and see why I’m thrilled to be part of this chapter for Dr Pepper Snapple and Keurig Green Mountain to become one extraordinary beverage company.

With that, I’m going to turn it over to Jim Trebilcock, our Chief Commercial Officer, who will walk you through our plan to go to market.

Jim Trebilcock: Good morning. Thanks, Larry.

And I am truly excited to be here today to speak to you about our Dr Pepper Snapple business, and to share my personal enthusiasm for our new company, KDP. I’ve been with the company a little over 30 years, and I’ve never been more excited about the future possibilities for the company, our people and our brands than I am today, with Keurig Dr Pepper coming together.

Today I will show you an overview of the DPS business and highlight two key areas: the potential breadth of our portfolio and our route-to-market structure.

First, let’s take a look at the momentum that we come into this merger with. We have a history of outperforming the category and 2017 was no exception. We gained dollar share in almost every channel measured by IRI across the portfolio. And when combined with our allied partners, that share growth accelerated.

As Bob discussed earlier, our vision is simple, but powerful. Keurig Dr Pepper will be a complete beverage solution company with a goal of providing consumers with the beverages that meet each of their need states. Essentially, we will be able to provide a beverage for every need, where they want it and when they want it.

Over the past three years we’ve spent a considerable amount of time understanding need states of consumers. We’ve learned that needs are the primary driver of why consumers choose beverages. Through this work we’ve identified five distinct need states: indulgent, refresh, hydrate, wholesome and energize.

We’ve also identified the categories and brands within our portfolio that best meet those needs and the white space opportunities across the portfolio. We believe that a large part of our success over the past couple of years has been fueled by the positioning of our brands from a communication, innovation and execution standpoint against these consumer need states.

Our legacy portfolio primarily addresses two need states, indulgent and refresh. Brands like Dr Pepper, A&W and Snapple Tea have very strong positions in the indulgent need state. Consumers associate the brands with treating themselves and celebrating good times with friends and family. Brands like Canada Dry and 7UP are well positioned within the refresh need state and consumers associate these brands with relieving stress and being comforted.

As I just mentioned, we believe that the positioning of our brands against these specific need states has helped fuel our success. As many of you know, the vast majority of our CSD brands are #1 or #2 in their sub-flavor category segments. And because of our strong consumer and brand connections, we are the undisputed carbonated flavor leader, with a 39% share of the category. And we continue to gain share. We have outperformed the category the past several years based upon the strength of our portfolio. And we expect that trend to continue. Our vision is simple in CSDs: We’ll continue to invest against our key brands to win profitable and sustainable share growth.

Let me review a few examples of how we bring this to life, first, with brand Dr Pepper, who is outperforming the category, driving both volume and dollar share growth across regular, diet and cherry Dr Pepper. Our marketing communications are focused on connecting with the indulgent needs of consumers in social situations, often with food. We bring this consumer connection to life through unique programs that socially connect consumers at times when they want to indulge. Examples such as our “Sweet Yourself” Diet Dr Pepper program; our single-serve Uber program where you buy two 20-ounce, get $5 off an Uber ride uploaded to your app; our Jurassic Park program this summer; and of course our legendary College Football program — all the ways that we engage with consumers at the point they want to indulge.

Another powerhouse brand is Canada Dry, the share leader in ginger ale in the US. Canada Dry has a 56% share and is outperforming the category, growing 11 straight years. And last year we added an additional 1.2 share points in the ginger ale category. We’ve just begun to fully tap into the growth potential of this trademark. In fact, we believe we are very close to it being our next $1 billion brand. We have plenty of runway in distribution, fully packaging out the platforms, and innovation. Canada Dry plays in the refresh needs state, focused in on relaxation.

And we’re kicking off 2018 with a new product Canada Dry platform called Canada Dry Lemonade, which combines ginger ale and lemonade to create a refreshing and relaxing new drink. This new product is hitting stores shelves as we speak and has had phenomenal retail acceptance.

In addition to our strong carbonated portfolio, we also participate in large and growing noncarbonated categories. The tea category has demonstrated consistent growth over the last four years, with a 7% CAGR, and recently has dominated the tea-forward sub-segment. Ready-to-drink teas play both in the indulgent and refresh need states, with flavored teas like Snapple meeting that indulgent need, and brands like Straight Up Tea and Bai Supertea meeting the refresh need state. We will continue to invest in this category as our portfolio plays well across all the tea sub-segments.

Snapple is the leading flavored tea brand and meets the indulgent need state specifically during the day when people are looking for that afternoon reset. With only 16% household penetration, Snapple has significant upside opportunity and its flavor variety greatly appeals to consumers.

In 2017 we launched a Snapple PET bottle to better address consumers’ needs around convenience and portability. That package in the fourth quarter drove an 8% increase in our 16-ounce business, with a lot more runway in front of us as we enter this year. New distribution is being gained as a result of it, and our velocities on that package have also been increasing month after month after month.

In 2018 new and on-trend flavors are being introduced, along with a partnership with Major League Baseball, to drive growth across the Snapple business. With the national roll-out of Straight Up Tea and our refreshed graphics on Bai Supertea, we’re poised to show growth across the portfolio.

Let’s take a look at how we communicate Dr Pepper and our new Canada Dry Lemonade.

[Video Plays]

As I mentioned earlier, we identified opportunities for white space specifically in the high-growth needs space of hydrate, wholesome and energize. Over time we’ve developed strong relationships and partnerships with allied brands such as Core water, FIJI, Body Armor, Vita Coco and High Brew to capitalize on those opportunities.

The fast growing water category delivers against that hydrate need and is now the second-largest category in beverage in terms of dollars. Our strategy is to lead the profitable premium segment in waters in combination with our company-owned brands and our allied brands. As many of you know, we completed the purchase of Bai in 2017, and we also market and sell Canada Dry and Schweppes sparkling waters.

Our newest brand, Bai, is the fastest growing brand in the enhanced flavor water segment, with a four-year CAGR of 106%. We believe that Bai can be a total beverage solution and play across a multitude of categories, including enhanced water, tea, sparkling waters and still water. Its product attributes of no sugar, no artificial ingredients, less calories and, importantly, great taste resonate with that changing consumer that Bob mentioned earlier this morning.

To build off our momentum from 2017, we’ve recently renovated the Bai Bubbles and Bai Supertea with new packaging and are getting those products into specific category sets as we speak. We’ve also relaunched our antioxidant water with a new formula, new graphics and a new bottle. And we’re launching new six-packs for the portfolio to support the base business. We’ll also continue to invest here heavily in marketing to drive awareness and trial of this important fast growing brand.

The third largest category is juice and juice drinks. While this category has been in decline, it remains a large and critical category for the retailer, because behind soft drink it’s the #1 trip driver. Juice and juice drink brands meet the indulgent and wholesome need states. Our leading brand, Mott’s, has the strongest equity among all brands in LRB to meet those wholesome need states. And Mott’s is the #1 branded apple juice, with a 24% share, and Mott’s applesauce is the #1 branded applesauce with a 58% share.

We continue to innovate behind the trademark in packaging, in flavors and new platforms. Knowing that the #1 barrier to consumption of juice by millennial moms is the amount of sugar in juice we are introducing Mott’s Sensibles, again this first quarter of ‘18, a 100% juice with 30% less sugar than traditional apple juice, and we’re also expanding our offerings of unsweetened applesauce.

Let’s take a look at Bai and Mott’s.

[Video Plays]

We have formed strong partnerships with our allied brands and in many cases we have taken a small ownership position in these companies. We have become the incubation hub for entrepreneurs who want to build their brands on a national scale. Our system and capabilities allow these start-up brands to achieve national distribution quickly, gain strong in-store execution and gain leverage at retail by being bundled with our broader portfolio. The brand owner in these cases then invests their time and dollars into developing the consumer connection with the brand and driving pull, awareness and trial. These relationships are beneficial not only for the brand owner, but for DPS. And as I mentioned before, our partnerships with these brands is how we access, with low risk, these white space areas, where our current portfolio of brands don’t meet the needs. We’re excited in the future to have the opportunity to distribute Peet’s ready-to-drink coffee and Forto coffee shots throughout our independent and company-owned system.

We have a disciplined process around what brands we agree to take on as partners. To no surprise, we look to partner with brands that we believe will be winners in the marketplace and with consumers. Our current allied portfolio is comprised of powerhouse brands within their respective categories. FIJI is #1. Vita Coco is #1. CORE Hydration and Body Armor, while new, are growing at an accelerated pace. And after two years in the market, High Brew is the #2 cold-brew coffee.

In the rapidly changing consumer segment shopper and retail environment that Bob spoke about earlier, it’s imperative that we continue to evolve our portfolio to ensure that we best meet the consumer’s need. Complacency has no place in our house. We leverage brand renovation, innovation and our open system to do that on a daily basis. Examples are Straight Up Tea six-packs of renovation. They deliver take-home flexibility for the consumer, as is our national launch of our newly renovated Mr and Mrs T mixer lineup that includes a new bottle, new graphics and improved formulas.

Another great example of renovation is in the mixer space, with Canfield’s mixers that our team completely renovated within 45 days to meet a large retailer request. As you saw in the opening video, mixers is a highly profitable category for us and we are the category leader. In terms of innovation this year I mentioned Bai Antioxidant water with the added benefit of antioxidants, Mott’s Sensibles and Canada Dry Lemonade. And we’ve talked about our open system. We will continue to look for partners who are going to win in the marketplace and white spaces that we’re not currently participating in.

Now I’m going to shift gears here and talk about our route to market. And I’m going to spend a fair amount of time walking through exactly how this works, because it’s complex, but it’s a huge asset to our portfolio.

We have five distinct paths to get our brands into the hands of consumers and shoppers in the United States. The cola system is made up of Coke- and Pepsi-affiliated bottlers and represents about 30% of our total US volume. Key brands that are distributed through the cola bottlers are, of course, Dr Pepper, but in the Pepsi system Crush and Schweppes are also almost exclusively distributed in the blue system. And Canada Dry is distributed by Coke up in the Northeast. The cola bottling systems distribute to all retail channels, including large- and small-format, vending and fountain. They execute in store. They manage all of that regional business.

Our fountain business represents about 20% of our domestic volume and represents primarily Dr Pepper and it represents about 40% of the total Dr Pepper volume. The fountain business primarily represents national and regional accounts. That’s where we sell the majority of that business.

Our company-owned DSD operations represent another 30% of our business and is the home for the majority of our other key and regional CSD brands, Snapple, Bai and our allied brand portfolio. Given our DSD footprint covers 75% of the country, we partner with independent bottlers to fill in the remaining 25% and, hence, distribute the same brands that our company-owned bottling operation distributes, mainly Snapple, Bai, allied brands and our flavored CSD portfolio.

Both our own DSD network and the independent distributors also distribute product to all retail channels, including large and small format, vending and fountain.

Finally, we have a warehouse direct business that represents about 10% of our total business and allows us to sell our non-franchised brands direct to both large and small retail warehouses. Brands such as Mott’s, Clamato, Hawaiian Punch and our mixers business are distributed through this system.

As we look deeper into the cola system, our DPS national accounts team has sales coverage for the top 125 retail accounts and is responsible for selling our total portfolio of brands, including Dr Pepper, Crush, Canada Dry and Schweppes into these national accounts. They are also responsible for coordinating the execution with the local Coca-Cola or Pepsi Cola bottler that is distributing that brand in the marketplace.

And in addition to our national account coverage, the cola bottlers provide regional chain and local account frontline sales personnel to cover the remaining channels and customers in that given franchise geography. The bottler is responsible for manufacturing, distributing and executing of brands in the local market in accordance with our long-term — and I mean long-term — franchise agreements. It’s our responsibility as the parent company to sell our brands into the national accounts and to market the brands.

Dr Pepper is a critical brand for each cola bottler and has a secure place in a portfolio — and I mean rock solid secure. It’s very simple why.  In 34 IRI markets it adds significant share to that franchise bottler’s territory, and in 10 markets it’s the difference between having share leadership in the market.

From a single drink perspective, Dr Pepper 20-ounce is the third largest and best selling CSD in outlets, including convenience stores, and is the sixth largest LRB SKU in convenience. Because of its strength in single-serve, the brand is extremely profitable for the bottler. For perspective, a single-serve case is 4x more profitable than the average Dr Pepper case. And, importantly, we have long-term agreements in place with our cola bottlers which requires the bottler to treat Dr Pepper and Diet Dr Pepper as a priority brand within their system. From an execution, packaging and availability standpoint, the bottler is required to treat Dr Pepper and Diet Dr Pepper as if it was their lead cola.

In our fountain route to market, we have a separate and dedicated food service sales team that calls directly on the top 200 food service chains, as well as over 2,500 regional restaurants and convenience stores. The strength of the brand with consumers, coupled with our sales coverage, has resulted in Dr Pepper becoming the third best-selling soft drink in fountain, behind Coke and Diet Coke.

Our distribution model is open and not restricted by franchise agreements in this channel. We’re able to get our syrup or concentrate to the end operator through our company-owned bottlers, cola bottlers, secondary distributors and closed commissaries. This open model has enabled the brand to become the most widely available CSD brand in fountain in the top 100 accounts and it enables our ability to continue to build Dr Pepper availability.

Additionally, as part of our long-term Coke franchise agreement, we are included in freestyle machine placements where Dr Pepper is available in the account. And in many cases this leads to incremental Diet Dr Pepper, cherry Dr Pepper, cherry vanilla Dr Pepper availability on these freestyle machines. To date, we’re in over 80% of the freestyle machines that have been placed.

Our availability in fountain is truly impressive. But, more importantly, Dr Pepper remains on the fountain once we gain the availability. Adding Dr Pepper on the fountain helps to drive beverage incidence, larger drink purchases and higher per capita sales per outlet. Put simply, when Dr Pepper is on the fountain unit, restaurants sell more beverages and make more profit. And that’s why when we get in, we stay in.

Now let’s talk about the power of our company-owned distribution network and our complementary independent distributor network. As I mentioned earlier, collectively the two systems cover 100% of the country’s population. Similar to the cola systems, our national account teams represent our brands with our largest retail customers and coordinate execution with our DSD network and our independent bottling partners.

In addition, frontline sales teams call on regional accounts, ensuring customer coverage across all channels throughout the country. In addition, our company-owned DSD network also sells Dr Pepper in several large metro areas, including Dallas, Houston and Chicago, and several other regional territories.

Our company-owned DSD operation is large and powerful.  In addition to our 70%-plus coverage of ACV and national accounts, our company-owned network has 70 regional account executives that cover over 500 grocery and small-format accounts. They are supported by over 1,500 account managers who call on and have strong relationships at the store level to ensure display and shelf execution every day. Additionally, we deploy, in the US, over 6,000 trucks delivering from over 100 warehouses to almost 200,000 outlets each week. Once our products are delivered to the stores, they are often met by one our 3,500 merchandisers, who stock the shelves, reset the aisles when needed and build those displays across the store.

The majority of our stores have one or more touchpoints each day, which ensures execution excellence across the marketplace, and our system provides broad and deep coverage of retail. And more importantly, it’s not easily replicable, which is why these entrepreneurial brands come to us to be able to build that distribution.

Our independent bottler network, highlighted in yellow, provides geographic coverage and retail coverage to the remaining 25% of the US population. This partner distribution network ensures the same level of DSD distribution and execution support as our company-owned operations in all major metro areas. We have long-term franchise agreements with these bottling partners as well, and strong and established working relationships with them on our brands and on our retail accounts. We meet regularly with these folks to plan out our marketing plans, talk about the retail accounts and focus in on how we best execute our plans in-store.

The combination of our company-owned operations and our independent distributor network enables us to build distribution of scale across grocery, mass and convenience. We have a proven track record across many brands where we provide the focus, coverage and strong execution to grow brands and build single-drink availability and consumption. And because we’re the experts at managing smaller brands, we’re also able to capitalize on regionally strong brands such as Squirt in California, Vernors in Michigan, Sundrop in the Carolinas and Big Red in Texas, and while these brands are small on a national scale, they’re really important, and they move the needle in the local market and add further fuel to our growth strategy.

Our final route to market is our warehouse-direct business. Our national account teams represent these brands as well in national accounts, and they are supplemented by a warehouse-direct-selling organization of 64 people that call on regional grocery chains and wholesalers. We then utilize broker coverage for smaller-format customers and retail execution. We’re able to ship very efficiently from our production facilities directly to these customers’ warehouses. This route to market gives us flexibility in assortment and increases our ability to provide custom innovative solutions for our customers.

In closing, I started this discussion talking about momentum. That momentum has continued into 2018. Through February, we’re outpacing the category once again, and when combined with our allied partners, we’re growing at a rate twice what the market is showing in IRI-measured markets.

But even more powerful than our momentum are the opportunities and synergies that we will be able to achieve as part of Keurig Dr Pepper. Our Dr Pepper business continues to show strong momentum and is safe and secure in its current route to market and fountain availability. We have broad and deep coverage of national and regional accounts across all channels, including fountain and vending. Our company-owned DSD and complementary independent bottling system is an effective way and scalable to build smaller brands and our existing portfolio. Our warehouse-direct business, when combined with Keurig, will be almost $2.5 billion in retail sales and provide opportunities for efficiencies and top line growth.

Thank you, and now I’d like to turn it back over to Bob.

Bob Gamgort:  Thanks. Thanks very much. I’m going to take you through a real deep dive now on the Keurig business, and I’m going to have a couple of other players from our team come up and help me as we go through this. It was really fun to unveil the Keurig business after two years under private ownership, particularly to people who had tracked it for a long time, because the reaction from most people was a wow, how did you do that? And we gave some kind of high-level information, but today we have an opportunity to really dig into the detail of that.

Before I do that, I do want to point out one thing, which is: On each one of your tables there’s instructions on how to submit Q&A. We’re doing it this way because we want to be efficient, to make sure that we are able to address the questions that are the most common and also provide a mechanism for follow-up if we aren’t able to answer your question. So please make sure you take a look at that and submit any questions you have already, or anything that comes up along the way, so that we can get to those when we get to the interactive session.

So the first is a slide that we did share on the day of the announcement with regard to Keurig that talked about where it had been, and again, very familiar for those of you who had tracked the company or invested in the company before, and where it is today. And the previous company had become unfocused outside of coffee, very dependent upon the IP to compel partners into the system. There were very significant losses on each brewer sold, which took away important resources from marketing and innovation. And then the supply chain, which was built very rapidly to support growth, was never optimized for cost inefficiency, and there was absolutely no discipline around cash management at all.

And what you see is, after nearly two years of private ownership, heavy focus on single-serve coffee and growing household penetration in North America, partners, whether that’s branded partners or private-label partners, now returning to the system and extending agreements on existing partnerships. We’ve been a lot more efficient on the way that we manufacture and distribute our brewers, and we’ve been able to take those savings and invest them in marketing and innovation. You’re going to see that firsthand.

And we’ve also — are in process of completely reworking our pod supply chain to be the undisputed low-cost manufacturer. And again, sharing that savings with our partners and also investing it back into the business.

And then you’re going to see some numbers from Ozan, our CFO, on cash management that I would argue is probably best in class in the CPG industry.

So there’s quite a team that we’ve assembled as well that’s not on here to make all this happen. You’re going to get a chance to meet with them during the interactive sessions. I also wanted to say that Bart Becht, who is our chairman, is with us today. We have an incredible partnership with JAB in general and Bart in particular, because this is a lot of heavy lifting to happen in a short period of time, and to do that, you have to have a good strategy, you have to have talent in your organization and you have to have full alignment and support with your chairman and your primary investor, and that’s exactly what’s happened over the past couple of years.

Probably the most important slide if you want to understand Keurig, this is everything you need to know about Keurig on one page. And I actually developed this for our board in one of the early meetings, because you can make this business very complicated or you can make it simple. And it actually is simple, if you distill it down to the key drivers.

We make our money on pods, but the way that you grow pods is by increasing household penetration of the system. Once somebody comes into the Keurig system and converts from drip coffee, their usage rate of coffee is incredibly stable. So the way that you’re able to grow over time is to continue to bring new people into the system, and I’m going to show you how much potential we have.

To be able to drive household penetration is a combination of innovation in the actual brewers and a really strong marketing program. Once you’re driving growth in household penetration, you want to make sure that the quality of your pod mix is strong. And what that means is a robust owned and licensed portfolio, which we have, as well as making sure that anybody else who wants to be in the system is officially in the Keurig system and not going through an unlicensed manufacturer, which actually causes consumer issues, as well as the fact that we don’t participate in that.

Underpinning all of that is the ability to be the low-cost manufacturer so that we can invest. And then the last part is cash management, which gives us optionality.

This is the Keurig business model, and this is exactly what we’re going to take you through step by step to show you the progress that we’ve been able to make, and it also speaks to the future.

So my point about the usage rate once somebody gets a brewer is stable, and the fact that you grow household penetration, it’s really important to know, what’s the upside on household penetration? And this is the way that we look at it specifically for the US market, and we see 67 million households that are available to target with the Keurig system.

Twenty-one million households are unaware of the Keurig system; I found that very surprising when we did this research. I would have thought it was a much higher awareness rate. So good for us. That’s one of the lowest barriers to be able to jump over. Thirty-three million households are aware of Keurig but haven’t tried it. We did research to understand what is the barrier to entry for them, and then we have very — in a very targeted manner, chipped away at those barriers through our innovation pipeline and our marketing programs. And then you have 13 million households who are lapsed users of Keurig. Interestingly, about half of them still have their brewer. So that’s a reactivation opportunity. So there’s a very large available market for us to address to convert from drip-coffee-making to Keurig.

We did a bunch of work when we first got here under private ownership to understand how high was high, and we showed you this on the day of the announcement. And equally important to the absolute size of what we think household penetration should be in the US and benchmarking it to other countries, are these customer or consumer need clusters at the bottom. These are the barriers to entry. Why have people not come in the system when everything suggests they should? And they range from perceptions of quality of the brewer and the coffee all the way to things like recyclability of the pods or the ability for the machine to make something other than drip coffee. And we’re going to show you how we’ve used that. In a couple minutes, I’m going to show you how we’ve used that information to inform our innovation program and our marketing plans.

The good news is, our system is growing. These are the latest 52 weeks. Brewer sales were up 11%, which is the strongest number we’ve seen in years. But as you know, some brewers can be replacement brewers, so that by itself is not a reliable metric for household penetration. Household penetration is up 9% in the past 52 weeks, and the single-serve category growth is up 7%. And the difference between those, because I know we get questions on the difference between those, is largely a lag in timing. Because the household penetration is a snapshot of where we are at the end of the year. That doesn’t mean we had all of those households throughout the year. That’s a point-in-time measurement, whereas the others happen over time. So it’s really just the lag that you get. As you sell the brewers, it takes some time for you to see 52 weeks of sales on the pods.

So let me talk about the innovation pipeline. The need clusters that I showed you on that chart that step us from where we are today, which is about 20% household penetration, to a significantly higher number, are listed on the top here. Those are the six need clusters we talked about. To be able to get engineering and design teams to do something about that, you have to break those need clusters into brewer attributes. And you can see these are some of the brewer attributes that,  if we solve them, start to chip away at these unmet needs. And you can see that some of them cut across multiple needs.   Our engineering team has been really going after each of these attributes and trying to build them into the brewers in a very effective way.

You’re going to get to see firsthand our innovation pipeline that has just been launched since the summer of 2017.  Starting with our new K-Elite, a brewer that has just started showing up at retail and it’s on keurig.com right now. We’ll also be showcasing the brewers that will ship this summer for the holiday season, which is a refresh of the mini, which is one of the top selling brewers. Think about that for point-of-market entry, new consumers coming into the system — our very sleek model. You can imagine this in college dorms, where it’s incredibly popular. A completely new look for that brewer. And the K-Cafe, which is very exciting because it will deliver a perfect traditional cup of Keurig coffee, as well as cappuccinos and lattes, at the press of a button. And we’re going to demonstrate all of this live today. These aren’t far out innovations. These are innovations that are shipping this summer for sale in fall.

We also have innovation coming on a cadence now of every six months. And so there’s a next wave of brewers that’s coming out in 2019 that continue to address consumer needs that are unmet right now, and that’s something that we’ll be able to share with you in the not-too-distant future.

So we need to be able to communicate that all of those brewers, especially when we get into new attributes, are not your previous Keurig machine. For example, this summer, this new Keurig machine will do cappuccinos and lattes. So we need a strong marketing program. And we’ve been working over the past two years to perfect that marketing program. It’s different than traditional CPG. Traditional CPG is low barrier to entry, low price point, low cost of failure, so you really just have to hit people with new news and they typically move in. This is converting people’s behavior from a long-established drip coffee maker to single-serve coffee consumption. It’s more of an intensive marketing effort and it’s why we needed to perfect it over a period of time.

But the great news is, we’re starting from an incredibly strong place. Prophet consulting does a brand-relevance survey every year that they publish. And we were very happy to see that Keurig showed up as the 15th most relevant brand in the country this year, up 18 places versus 2016. And if you take a look at the company we keep here, it’s incredibly strong.

If you drill down into this and understand why consumers rate the Keurig system so high in the world of all of these brands, it’s two metrics: brand I can’t live without, brand that makes my life easier.

And one other point I would make is that because Keurig is the umbrella through which you’re able to enjoy all of your favorite brands of coffee, Keurig scores better as a brand than any single coffee brand, and that’s not a mistake. Because people see this and they ask me, well, where’s this coffee brand or that coffee brand? It’s in there: in this survey, the  highest-ranked coffee brand ranks 60th.. So the system scores better than any individual coffee brand. That’s actually not a surprise, if you think about the fact that the Keurig system is the enabler to great coffee in your home.

So we started a new campaign this year. We needed something that was more breakthrough to go after consumers who were aware but hadn’t tried before. We signed up James Corden, who could point out the attributes of the Keurig system in a way that’s fun and less of a traditional selling mechanism. Imagine him introducing our K-Cafe brewer that you’re going to see later, the one that produces cappuccinos and lattes.

And so what we’re going to roll here is one of the James Corden ads that we started in the fall of 2017, one of the social media videos that he shot for us, and then I’m going to show you a tape of our integration. And we’re doing integrations in a lot of entertainment properties, but there’s nothing more logical than having Keurig in the morning with the #1-rated morning news program, Good Morning America. And you can see that we’ve now converted their green room over to the Keurig Green Room. So let’s roll all three of those.

[Videos Play]

So those are three small examples of the extensive marketing campaign that we’re now putting behind Keurig. We even ran direct-response TV infomercials last year to see how that format worked, and it was very, very successful. Long-format TV where you can explain all of the attributes of a Keurig system. So again, this isn’t a simple, low-barrier purchase sell. You have to convince people to convert their behavior from a long-established one to a new one. And we’re really happy with the success that we’ve had with all of this marketing.

So let’s talk about the pod side of the business. As I said before, as we grow brewer household penetration, we want to make sure that the quality of our pods that we’re selling through that system are very high, meaning they all come from Keurig, whether it’s an owned and licensed brand or a partner brand.

We have a very substantial portfolio of owned and licensed brands, and we’ve implemented a portfolio strategy to think about which of these should be driving more growth, which of these should be regional-specific or customer-specific. Some of these we can invest in significant marketing; others we won’t invest significantly in marketing, it will be more at a store-by-store level.

And I just want to give you an example on three brands, because we don’t have much time today, of what we’ve been able to do to reinvigorate the marketing behind our owned and licensed brands. So the first one is the flagship brand in the portfolio, Green Mountain. It is the top K-Cup brand by sales through the system, and in 2016, when the company was taken private and we did consumer work, the #1 consumer attribute of Green Mountain, what is — it’s the brand found in

Keurig cups. So we realized we needed to do a lot of work to bring this brand back to life. And so it’s a complete redo from a packaging standpoint. We also redid the assortment, brought some good product news with advertising, which I’m going to show you, and   introduced seasonal offerings.  We also introduced the words “coffee roasters” back to Green Mountain, because that’s how it all started. And the response that you’re going to see in a minute has been significant. So let’s roll the one advertisement that we’re going to show, our latest.

[Video Plays]

So I’ve been marketing consumer brands for a long time, and it’s unusual to see this kind of response. So after years and years of share loss throughout the system, the brand literally turned around when we put on the advertising and launched all the new marketing programs, and continues to be strong. And we’re also very happy with the format of that advertising because it drives our coffee credentials, and it really is a platform for us to continue to market the brand going forward.

Let me shift over to a completely different brand. If Green Mountain is about strong coffee credentials, Donut Shop is all about lighthearted fun. The brand had never been advertised on TV before, so I’m going to show you advertising which is completely different from a positioning perspective than Green Mountain that we’ll start airing in May. We’re putting significant investment in marketing in total, and obviously we’re hitting more than just television, but television’s always the easiest to show in a format like this.

[Video Plays]

By the way, Donut Shop is the #1-consumed pod through the Keurig system.

And then just to show you the breadth of the brand portfolio that we have, here’s our mission-driven brand, Laughing Man. This is in partnership with the actor Hugh Jackman. A portion of the sales go to charity. It’s also the first brand in the US that we’re introducing in a recyclable cup, and we just shot this film with him in Colombia, which will give you a feel for what this brand stands for.

[Video Plays]

So three brands, three very different positionings, all very exciting. This Laughing Man was debuted last week at the South by Southwest event. Very successful. And it was amazing because when you have a direct-selling business like keurig.com, you can see the sales spike immediately when you do something like that.

And then the last part to talk about is really untapped potential in our portfolio, is to expand our position on certain brands and extend for new brands into the premium roast and ground bagged coffee business. We’ve got these tremendous trademarks. We know there’s still a substantial portion of people who don’t want to convert over to single-serve, at least now. We hope they will in the future. We’ve got all these great brands, the marketing behind it. We have the sourcing and the production capabilities. It’s really highly efficient for us to expand our footprint by going into roast and ground, and that’s happening as well in the spring of this year.

So the last part I want to talk about is how we offer value to our partners. And we look at a number of attributes, or a number of benefits that we give our partners. The first one is competitive pod pricing, and Ozan’s going to talk about that. The highest-quality pods that you can make go through our system, and we have data on that, that the failure rate of unlicensed pods is significantly higher and it actually drives consumers out of the franchise.

First-ever curbside-acceptable recyclable cup; access to our exclusive retail channels, keurig.com being one of them, but another is something like our specialty channels like department stores and specialty stores that most CPG companies have no access to. We’ll sell those for them. We put their brands in our ads. And the last part is one that you’re going to see in an immersive way, which is the Keurig Insights Tracker. It’s the first point of consumption data in CPG history via a panel of connected brewers. You’re going to see that back there. And that’s something that we offer exclusively to the brands who partner in our system.

Let me just take a moment and talk about recyclable, because it’s historically been a big issue, and we’re moving really quickly. This has been happening since 2016, when we did a beta test to make sure that it worked, the consumers liked the product and they were willing to recycle it. We started expanding into Canada, so by the end of this year, Canada will be fully converted to a recyclable cup. And recycling in total is more of a consumer issue of interest in Canada than it is in the US.   And then we’re rapidly expanding all of our production lines in the US to have it completed by end-of-year 2020. And as I mentioned before, one of the first brands that we’re debuting in recyclable is Laughing Man.

So behind all of these growth drivers are some really unique capabilities in e-commerce and away-from-home, and it’s my pleasure to introduce Patrick Minogue. Patrick heads up our e-commerce business. And I want him to give you a flavor of the capabilities and the success that we’ve had there and to think about how that’s scalable across the entire portfolio of the new company. So, Patrick, all yours.

Patrick Minogue:  Thanks, Bob. So I’m Patrick Minogue. I lead the e-commerce group here at Keurig-Green Mountain. At Keurig we have three distinct route-to-market models, and we commercially organize around those. So I’m going to walk you through those models, hopefully help you build a better understanding of them, and then give you some additional insight into the opportunities we see for KDP in particular.

So if I start with at-home retail sales, think of that as the brick-and-mortar retailers selling to consumers for at-home consumption. There’s a lot of occasions that happen away from home, so we also have an away-from-home retail sales group, and they’re dealing with consumers when they’re out of the house, perhaps in convenience, hospitality, and most importantly of all for us, office. And then finally, there’s the group that I lead, which is e-commerce sales, specifically focused on the online transaction.

So if we start with the at-home retail sales group, I have all of our customers, or a representative sample of our customers, here on a spectrum. And from QVC and Macy’s on one side, you see a focus that’s predominantly, although not exclusively, predominantly on the machine and the appliance. And then you move across to the other end of the spectrum and you get a series of retailers on the grocery side who predominantly focus on the consumable coffee.

Now, most of our business is in — transacted with the group in the middle, and it’s here where we deal with retailers who are selling both the appliance and the consumable. And it’s here that we’ve really focused in the last two years to improve the capability of our selling organization to activate against a total-system-selling model that really accounts for the health of the overall Keurig ecosystem by combining activities on the appliance and the consumable and the selling and the marketing activities inside those customers. And that’s worked very well for us.

And where we see customers who are focused more on the appliance or more on the pods, we tend to lean a little bit more on the broker side for those customers, for the touchpoint. And where we see a total system, we really make sure that we have a strong direct-selling presence there.

And I should say, across the whole at-home retail sales group, we’re in a warehouse distribution model. So if you’re thinking about KDP opportunities, like we are, you’ll look at efficiency in scale on the pods grocery side in the warehouse model going forward.

So shifting gears now to the away-from-home side of the house. Now, history here is that Keurig launched the first single-serve system into the office channel back in 1998, and that away-from-home launch set the stage for at-home success by giving consumers a chance in the workplace to experience the system without making any commitment whatsoever, and they went ahead and purchased it for themselves at home because they enjoyed using it so much.

So since then, we’ve built a depth of partnership and a breadth of reach — you see the slide represented here — that allows us to reach many, many of those occasions that are happening away from home and out of the home. And so whether it’s Wells Fargo or Wawa, or whether it’s Subway or the Crowne Plaza, there’s going to be a KDP presence going forward in many more beverage occasions than previously.

Now, let’s focus probably on the most incremental of that expansion of coverage, and that’s around the office. So as I mentioned, we launched back in 1998 in the away-from-home, and since then, we’ve penetrated 20% of the 3 million US workplaces with the Keurig system. And the Keurig system is by far and away the leader in single-serve inside the office channel, preferred seven to one versus the second-place system.

But it doesn’t just end in office. For the guests in hospitality, the Keurig system is also an important part of their experience in almost a million hotel rooms around the United States. So you think about the combined reach and the incremental reach that this combination of Keurig and Dr Pepper Snapple can provide, and you see many new beverage occasions being reached, and you see consumers at a point in time where they’re ready to try something new. So it gives us a great opportunity to try on new consumers.

Now, we’re all aware, when we move to e-commerce, there’s a major shift taking place. One of the most important parts of that shift that we’re observing right now is in the grocery channel. So the data here behind me shows that consumers are moving into options that retailers are starting to provide, such as click and collect, with a high level of enthusiasm. You’re seeing penetration of those services really jumping year over year. But there’s also subscription and home delivery where we’re seeing growth, too.

It gets more exciting, then, when you take a look and bench against some other countries, like the UK, for example, where 40% of e-commerce dollars are going through the grocery channel at this time. When we look to the United States right now, that’s only 28%. So there’s a shift taking place; we all know that, but there’s probably more upside about to happen quicker than, maybe, we anticipate. And the one thing we know at Keurig, we’ve learned from experience, is that the first-mover advantage in e-commerce is extremely important.

As Keurig already is an e-commerce leader, our system lends itself very well to e-commerce. So we have that going in our favor, and that allowed us to build a scale and a level of capability I wanted to share with you around e-commerce that we feel is quite unique and a potential true accelerator for KDP.

So keurig.com has what many CPGs are looking to build right now: a very vibrant direct-to-consumer channel. In fact, internet retailers rate our channel #1 by revenue in food and beverage in the direct-to-consumer space. That’s a big deal for us, and we’ve been doing that for over a decade, and we’ve built a lot of insight about how the consumer buys coffee and consumables from that.

We’ve also seen some very strong results with some of the key internet retailers such as Amazon, and we’ve got some great sales and share positions at some of those retailers that I’ll share with you as well. And most importantly of all for us, though, is that the online shift I talked about is actually really helping the health of the Keurig ecosystem because our share of appliances and our share of pods is higher online than it is offline, so as that shift occurs, our ecosystem around Keurig just gets healthier and happier as we go.

So just like at-home and just like away-from-home, we have a set of customers to work with that give us a broad set of touchpoints. And our scale and development inside e-commerce also allows us to be very relevant to those customers and through our direct channel as well, because we can bring what we call Keurig-enablers for e-commerce. So we’ve been able to, and sometimes forced to, build these capabilities to service this level of business at a higher level than maybe you’re seeing in the rest of CPG. So whether it’s data science or analytics or supply chain, we’re bringing that strength to our relationships with not just our direct-to-consumer business but also the fast-growth pure plays like Amazon and Wayfair, and in particular, of great importance, our omnichannel retailers who are particularly keen to up their game in e-commerce, and so we’ve been a strong partner with those retailers.

One thing everybody’s interested in in the e-commerce space, and once they get their hands on the data, and we’re lucky to have a lot of data here at Keurig, is the power of subscription in consumable. So last year we looked at our data closely and just saw the absolute quality of the subscription consumer, and we really started to pivot towards that. We’ve since grown our subscription base on keurig.com by 45% versus a year ago, and we’re now seeing over 40% of coffee dollars coming in through subscription. Why did we do that? The answer’s pretty clear when you look at the data.

Our Insights Tracker actually gives us an additional wealth of data because we can actually verify their home consumption, but just from their purchasing behaviors, these folks buy twice as much coffee as nonsubscribers, and the pod mix that Bob talked about is spectacular inside these households because it’s all licensed brands. It really helps us.

So we’ve spent our time now understanding how do we make that a better experience for our consumer? And what we’ve identified is the friction around order management and pantry overload and the main reasons for people to resist subscription models, and also the main reason for people to drop out. So we would say we’re on a journey now from the program we have on keurig.com and programs that we support on retailers like Amazon, where it’s an auto-delivery mechanism that just comes at a set pace.

We’re on a program assisted by advancements in the Internet of Things and our own appliance roadmap that will allow us to move towards auto-replenishment. And we think — and what do I mean that — by that? That’s when the appliance that’s tracking the consumption can manage against the known pantry amounts and then trigger an automatic order at the point where the safety stock looks in jeopardy, and the consumer doesn’t have to worry about a thing; it just happens automatically. No pantry overload and no annoying interruptions to say “yes” or “no” to an order.

So very healthy, very good business for us, but we know from looking at the marketplace, it’s not just coffee that this supplies to. These insights are something we would see being germane to all consumables, and if you look closely at what sells on retailers like Amazon, you do see daily-consumption items in a subscription model really doing very well. So we would say these insights are ones we want to activate inside a broader range of brands in KDP, and not just in our direct-to-consumer business, but also with our key retailers, where we have such scale.

And I’ll give you a — just a taste of that scale right now. This data is Amazon, and you can see, as I said earlier on, the Keurig system does well in e-commerce. And you can see, if you look at the coffee category, it’s kind of startling to see just what percentage of the coffee dollars are moving through the Keurig-compatible format. Over two thirds are in single-serve, but well over half, I think it’s 57%, or yeah, 57%, are going through Keurig-compatible format.

So that’s allowed us to have a different type of partnership with a retailer like Amazon and with some of our omnichannel retailers where they see the value of this daily purchase that drives — or daily consumption that drives reorder and subscription, very valuable for them. And it’s allowed us to build leading share positions with Amazon and some other retailers.

So at Amazon, for example, we are the #1 coffee manufacturer, we are the #1 coffee-machine manufacturer, our coffee machine is #1 on coffee machines and the #1 unit by sales, and when it comes to coffee, it gets even a little bit more exciting. That great brand Bob mentioned earlier on, Donut Shop, isn’t just #1 in coffee by unit sales at Amazon, it’s #1 in all of grocery and gourmet food.

So it’s quite an interesting position. It’s a level of scale in e-commerce at Keurig that has allowed us, and again, some cases, forced us to build a set of capabilities that we believe are very transferable to a broader portfolio, particularly one that’s focused on daily consumption.

And we call this the Keurig e-commerce tool kit, and like any e-commerce success mechanism, it is focused on the fundamentals. At the bottom of any pyramid is get in stock, stay in stock. I would say that we’ve actually pushed it a little bit further at Keurig on that, and we’ve headed into places where we’ve reorganized our supply chain to support e-commerce specifically. And we’ve also had tremendous success with e-commerce-exclusive items at retailers like Amazon that have allowed us to do things others would struggle to do.

On top of that pyramid, then, we move, and we’ve built the capabilities around data science and analytics. We get a tremendous amount of data coming in from our own direct-to-consumer site. We’ve got e-mail lists in the millions there and transactions in the millions every year, so we see a lot and we learn a lot. But we also are getting retail information from the more progressive retailers these days, and we need to take that all in, consume it and make sense of it, and make the predictive models required to understand what’s coming next.

An overlooked area of capability, I would say, inside of e-commerce is revenue growth management, and I think we’ve seen some really good success around e-commerce-specific promotions such as Prime Day. They’ve really helped our share and we’ve really made them perform for us. But we’ve also got a group here that’s sophisticated enough to know how to operate in a world where there’s complete pricing transparency and price-matching is the norm.

On digital shelf management, we’ve moved beyond Keurig, just telling people, put these pictures up, and hoping that the content’s there, to sitting down with our retailers and score-carding each of our major retailers every month, sitting down with them and driving a process of continuous improvement that’s focused primarily on the visibility of the item, because the digital shelf is all about the first page, and then on the content and making sure the ratings and reviews are where we need them to be.

And then finally, we’ve deployed, in the demand-generation space, some very advanced use of shopper-card data to target the most high-value households, those who are buying a lot of coffee but not buying K-Cups, and targeting those for conversion into the Keurig system, and we’ve seen great success with that.

So when you look through that pyramid, there’s nothing necessarily Keurig Green Mountain-specific there. This is an e-commerce stack of capability that we know is going to be an accelerator for KDP as we move forward.

So that’s it on e-com. Next up, Ozan’s going to give you some details on the transformation at Keurig Green Mountain.

Ozan Dokmecioglu:  Thanks, Patrick. Good morning, everyone. I am Ozan Dokmecioglu, CFO for Keurig Green Mountain, and it’s really my pleasure to be here today and take you through our financial journey and results, what we have been doing the last two years and what we are planning to do in the near term.

Arguably, the best part of the presentation, which is the numbers. As Bob took us through, as part of our strategy, it was very important for us to deliver top-tier financial performance. That’s why, to manage our costs, as well as our productivities, as we define them, cost outs were very important elements of our overall strategy, and definitely implement a best-in-class cash management in order to create optionality and improve our balance sheet and provide further opportunities to us.

So let’s talk about the financial results of our transformation journey that we have been implementing here at Keurig the last 2 years.  We have shown these numbers to you before.  But let me provide a little bit more color.  That is true that pod volume we have managed to grow 3% on a compounded annual growth rate between 2015 and 2017.

However, the second half of 2017, in fact, the pod volume, K-cup pod volume, has been significantly higher than the 3% on the basis of like 5-10 minutes ago and basis of the things we have seen, which is we started to invest behind our innovation funnel and started to invest and dial up our beverage investments, as well as investments behind the Keurig system.  And we started to see the benefits of all those investments in a very respectful manner behind the volumes of our pods as well as the brewer volume at the same time.

We have received a lot of questions, rightly so, and comments from you with regards to our sales decline, which is true that our sales declined 3% for the same period.  But the good part of that, this was not a surprise to us.  In fact, we did plan it, every single cent of the decline.  And that’s why the cost-out and the productivity programs would have played a very important role for our strategy.

Clearly, the sales decline has been predicated and due to entirely our strategic price alignment behind our pods as well as the brewers.  And clearly, the pods having more affordable prices help us to increase the consumption in our category as well as helped us to continue to further increase our household penetration.

At the same time, we share some of our economics that we manage to actually deliver with our partners whilst, providing some manufacturing price concessions in exchange for longer-term contracts.  So we created a real win-win situation for our consumers as well as our partners, which we call and define as our ecosystem.

So in the last 2 years, we have implemented several structural cost-out programs that actually overcompensated the strategic pricing alignment and also delivered further  the profit approximately $250 million over the past 2 years, which enabled us to improve our absolute profitability and increased by 14%, again on a compounded growth rate basis, a straight  math we use around 30%, which also played a very important role of us being able to expand our operating income margins with a rate of 710 basis points.

Clearly, cost-out programs played a very important role of improving our profitability as well as enabling us to continue to invest behind our brands, at the same time behind our system growth.

We also managed our cash very, very carefully.  Besides our profit growth, working capital improvements played a very important and key role of enabling us to pay down, starting from March 16 — which was the time of the takeover, as we all know — through end of December 2017, $2.4 billion of bank debt, which clearly enabled us to deleverage our multiple significantly.  Our starting multiple was 5.5xthat,  again, at the end of December 2017, we managed to successfully decrease our multiple to 2.7x.

So when we got here as new management, again back in March 2016, this was the situation in terms of pricing, which I like to take you a little bit in greater detail of the pricing story and the evolution that we have been experiencing.  On the basis of the survey that has been done in 2016, two important barriers that we have faced.  One was the pod pricing, coupled with the brewer pricing.  And clearly, a call to action was very badly needed, and that’s what we have done exactly.

And as part of the other, like the makes large batches and environmental Bob already touched upon in his section with regards to the recyclability as well as during our interactive sessions, we are going to take you through, and you are going to see the new brewer developments that we are addressing, all the barriers in front of the further consumer adoption.

So we have done, back in April 2017, we have done a very interesting Van Westendrop pricing study, which we learned a lot.  So this is the pricing trajectory of the per-pod U.S. retail environment, starting from 2014 through 2017 — which numbers are actuals — and also our forecast expected in 2018.  Clearly, you see the price, the deinflationary that are behind the pods.  That we tiered them in three groups: the premium brands, mainstream brands, as well as private label.

The most important learning we have gotten from the pricing study was, of the consumers who were not part of Keurig system, 90% of them didn’t find any more too expensive or expensive of the K-cups per pod when we hit the $0.50 price point, which, more or less, the mainstream is what is trending now around $0.50.

At the same time, 75 of the consumers who were not part of the Keurig system found really a bargain price per pod being at $0.30, which is — that’s where the private label is trending and approaching as we speak.

Therefore, clearly, pricing study shown to us that we are approaching two very key consumer thresholds from a pricing point of view.  And we do expect over the next few years that the strategic price alignment moderate quite significantly.

So double-click on our profitability drivers to provide further details.  Again, we managed to improve our profitability approximated $250 million.  That, on a compounded growth rate basis, enabled to improve our operating income as well as EBITDA by 14% year in-year out.  That enabled us to improve again 710 basis points of the margin.

So how we have done it?  Clearly, cost of goods sold related, cost-out initiatives and programs played a very key and important role in our financial performance in terms of improving our bottom line and being able to invest back behind our brands and Keurig growth system.

After the strategic price alignment, at the level of the cost-out programs that we have delivered, we managed to actually well overcompensate, and contributed $65 million to our profitability.  Again, how we did it?  Because we did plan both.  And we knew where to go and get the cost out from Keurig Green Mountain in order to continue on our journey in terms of managing our strategic price alignment.

At the same time, pod volume contributed to our profitability by $130 million.  As I said a couple of minutes ago, we have actually launched several structural cost-out programs and initiatives at KGM.  Likes of We have implemented zero-based budgeting.  We have redesigned our organization.  As we all know, we stopped, right off the gate, as they say, the KOLD business was discontinued.

But at the same time, whilst we were executing against our strategic price alignments, several cost-out programs, we also continued to dial up our investments behind our brands as well as behind our Keurig system, which actually clearly moderated and further delivered another $50 million of profit growth.  So these are the high-level drivers of our journey, what we have been doing in the past 2 years.

So the buckets, and the groups and the buckets of the cost-out programs.  Again, we didn’t leave any stone unturned.  Several buckets that we went after and deployed were implemented successfully.

For example, design to value group.  Very important initiative that we brought to life at KGM as part of the new management.  We redesigned either the new brewers that we have launched or the existing ones, starting from scratch, zero-basing all of them, in order to improve the brewer economics, at the same time improve the quality, as well as deliver a better consumer experience, what our consumers were looking for.  Therefore, design to value was a very important initiative that we have successfully implemented.  And we will continue to do further design to value work in 2018 as well as going beyond.  So this is not a one time off; this is a new way of working that we have brought to our lives, and we will continue to see the further benefit of this initiative.

Clearly, procurement group played another very important role in terms of improving our profitability.  We have brought a clean-sheeting exercise in its simplest form.  We put ourselves in the shoes of the manufacturers of our major direct materials, as well as the brewer, and built the cost from scratch how much it would cost to make it.  And we armed ourselves with data on a fact basis and changed the table of negotiations when we sat in front of our suppliers, which we saw quite a bit of economic benefits of this — again, new ways of working — coupled with bringing further new procurement practices to our daily lives.  Therefore, procurement played a very important role in terms of improving either the brewer economics but way beyond the brewer economics, including major direct materials.

And our intention is to continue in years to come.  And this practice, clean-sheeting, will be one of the very important sources of our further margin improvement continuing in 2018 and beyond.

We were also quite happy with the productivity programs and the numbers that we have gotten from our supply chain group, led by manufacturing as well as logistics.  However, couple of months ago, in fact in January 2018, we have launched a new and a big supply chain productivity program.  Internally we call it supply chain reinvention, which is basically zero-basing our manufacturing network coupled with the logistics network at the same time.

So clearly, there’s quite a bit of fuel in our tank, as they say, to continue further to deliver strong profitability coupled with margin expansion in 2018 and beyond.  And this project would be one of the important pillars that would enable us to deliver on our objectives.

Again, as part of our structural improvements and the cost-out programs, we also took a very close look to our overall overheard structure, clearly implemented zero-based budgeting programs and really designed our organization in order to better serve overall strategies.  And whilst we did that, we also created some efficiencies in order to further fuel our growth.  Therefore, we are quite pleased where we are at from the overhead management perspective.  And we will continue to take it to the next level again, continuing in 2018 and beyond.

We also pushed hard in order to develop a best-in-class cash management besides our profitability improvement, to really improve our working capital metrics, either improving our cash conversion cycles or being able to turn our profitability and generate into the free cash flow.  For example, in 2017, we have managed to convert EBITDA to cash with a ratio 160%, which is in excess of actually quite a bit compared to industry averages out there.

Therefore, again, cash played a very important role in our journey here at Keurig.  And our intention is continue in a very sustainable manner because one of the key points that, whilst we found a lot of cost-out opportunities improving as well as improving our cash, that we paid quite a bit of attention that anything we did would be sustainable and also repeatable for the upcoming near future.

When we got here, which was back in March 2016, the working capital percent of sales tied in the business was positive 15%.  And as you know, classical working capital definition inventory, receivables minus payables.  And in 21 months, only in 21 months, at the end of December 2017, we managed to convert the positive 15% working capital percent of sales to negative 17%, which gave and provided us an improvement of 3,200 basis points, quite a bit of cash.  I’m sure you can do the numbers and the math very quickly.

And at the same time, this strong working capital-led cash generation enabled us to delever our balance sheet and multiple quite significantly.  Again, remember we started at 5.5x and ended up in 21 months only at 2.7x.  That resulted in us paying back $2.4 billion of bank debt.  And due to this very rapid deleveraging, we have received several upgrades in the past 24 months from a credit rating perspective, both from S&P and Moody’s.

So let me talk a little bit on Keurig standalone 2018 guidance and what we are planning to do in terms of financial delivery.  So we discussed ‘15 and ‘17 and the period.  And in 2018, we expect our pod volume to grow mid-single-digit.  And the revenues associated today will be moderated by the strategic price alignment, which, with the moderation of this strategic price alignment starting from 2019 and beyond, and us continuing to increase our volumes mid-single-digit, revenues will start to grow with a rate of 2% to 3%.

On the adjusted EBITDA level — again, on the back of the strong cost-out programs and the productivity programs that we have been running, and continuation of those in 2018, we feel very good on improving our profit margins by 200 to 300 basis points, which would translate into 9-12% of EBITDA growth on a standalone basis.

Therefore, please remember we managed to improve the last 2 years 710 basis points of operating income margin, which is more or less the same number for the EBITDA.  And then we will take it to the next level in 2018.

The great thing is both for 2018 and through 2021, at Keurig standalone, we have a great visibility to our productivity programs.  We know exactly which cent or which dollar are going to come from which bucket and when.  And it’s all controllable by us.  This is what we have been doing the past 2 years, this is what we are doing in first quarter in 2018, and this is what we going to do between 2019 and 2021.  That’s why we feel very good about in terms of our profitability delivery yet to come between now and 2021.

Now combined financial outlooks, Keurig Dr Pepper.  So we have shared our guidance with you back on January 31st.  And I’m happy to provide further color.

So we have created two proforma periods.  One was 2017, which is the actual numbers that had been closed, and we also put all the details in our proxy statement that we have issued couple of weeks ago.

At the same time, in order to provide further transparency, we prepared an outlook for 2018 on a combined company basis that we expect our sales to grow 1- 2%.  If you remember, I’ve just taken you through that.  At Keurig standalone, the pod volume will grow mid-single-digit, moderated by the strategic price alignment.  And with the growth rate, historical growth rates, of the DPS from a top line perspective, you’ll get the combined company growth 1- 2% sales.

Again, we expect Keurig standalone, the pod volume to continue to grow mid-single-digit in the years, 2019 through 2021.  And with the moderation of the strategic price alignment, we expect the combined company to go back to industry growth rates, which would be 2- 3%.  And we have a great visibility how we can get there.

Therefore, adjusted EBITDA will continue to grow 7- 8%, primarily led by Keurig Green Mountain margin expansion, as I was articulating; which, combined with the deal synergies that I’m going to talk in greater detail, $600 million, will take our EBITDA growth rate between 2018 and 2021 to 11- 12%.

The margin improvement will be available due to two factors.  One is continuation of the Keurig

Green Mountain margin expansion programs as well as the deal synergy of $600 million that we have identified.  So by saying this, it’s clear that the $600 million deal synergies that we are going to drop to our bottom line, that would be used to improve our profitability.

With that said, the diluted EPS for 2018 on a pro forma basis we expect to be between $1.06 and $1.11.  However, please remember that we have not actually performed the final purchase price accounting.  We did a very preliminary high-level one, and we have identified $65 million of adjustment, which is a non-cash adjustment, that will lower our absolute EPS but not changing the growth rate.  Because the same adjustment will be applicable for our base here at the same time.

Therefore, the diluted EPS after preliminary PPA adjustment would be $1.02 to $1.07 in 2018.  And led by Keurig standalone margin improvement, DPS profitability at its historical levels, combined with the $600 million of the deal synergies, will enable us to deliver EPS number of 15% to 17% from a growth rate perspective.  And from day one, we will start to pay down our debt, and interest will further leverage our EPS growth between EBITDA growth and the net income.

Therefore, we feel good about our financial outlook.  That will enable us to grow the EPS between now and 2021 with a rate of 15% to 17%.

So synergies.  We have identified $600 million of synergies, which we have a great visibility and path to deliver that.  In total, between the two companies, total cost base is $8.4 billion, which we have also guided the synergy delivery we expect  approximated to be $200 million between the 3 years in 2019, 2020 and 2021.  And supply chain areas led by procurement and logistics clearly will play an important role on our delivery, which I have couple of examples to share with you.

Clearly, a big pool of the indirect spend that will help us to further find opportunities in our deal synergies, which we already identified.  And clearly, wherever it makes sense, we are going to integrate the combined organizations.  And we all know that there are several duplicative roles that will be subject to further efficiency creation for us.

So we have identified $600 million of deal synergies.  And when we stack this number up to the comparable transactions that took place in the past 10 years between the beverage and the food industry, you would see that we are actually in the mid-pack of the numbers.

Therefore, obviously these numbers are being calculated on the basis of the acquired company revenues.  And when we take the $600 million and apply to the DPS revenue, we end up with 9%, which is just actually in the middle of the median numbers.  That’s why $600 million is quite comparable to the similar transactions that took place out there.

So let me take you through two examples.  When I said logistic savings and distribution, what did I mean?  First of all, this group, logistics and transportation, is a billion-dollar total spend between the two companies.  For example, the orange dots represent Keurig Green Mountain’s standalone distribution centers, and the red ones belong to the distribution centers for DPS today.

[ Just ] make sure that these seven distribution centers for DPS, they are humongous,  and these are not the DSD small ones.

And as you see, both companies do have quite a bit of proximity location-wise of the distribution centers.  And clearly, our thought and thinking here is that wherever the possibilities there, which there’s 70% to 80% of the possibility that the Keurig Green Mountain products will move onto the DPS warehousing system to create the fixed cost absorption as well as cutting out the 3PLs  out of the picture and provide quite a bit of these synergies in the logistics area.  Again, remember this is a billion-dollar spend rate for us.  And size definitely does matter in the transportation arena and the savings that will be applicable to both companies.

Procurement again will play another important role.  We have more than $3 billion of direct spend between the two companies, of which more than $500 million in fact overlapping in the same direct materials, in most of the cases from the same suppliers that a price harmonization will definitely take place, and we will use our scale to further lowering our input cost.  That’s why we feel very good about the procurement deal synergies that will be available for us.

So in 2018, when we combine the two companies and when the closing happens, how are we going to report?  I want to take you through very quickly.  According to the SEC and the U.S. GAAP regulations, Keurig Green Mountain is the acquirer company.  So it means when we report our numbers on an official stance perspective, 12 months of Keurig Green Mountain numbers will be there for 2018.  And if we close the deal successfully at the end of quarter 2, there will be six months of DPS profit applicable that we will consolidate.  And obviously, six months of total interest, as we have guided, will be applicable in our profit and loss statements.  And we have not included any deal synergies in our 2018 outlook on a combined company basis.

We do also expect to see the average diluted shares outstanding to be somewhere between 870 million to 900 million shares.  That’s why, combined with the effective tax rate of 26%, according to the new tax code, these are the numbers that are going to be applicable in actual reporting when we put together the two companies.

So last point.  So what are we creating here?  Clearly a very strong business with very respectful margin profile, poised to grow both top line as well as the bottom line perspective.  Clearly, we are very committed to create and keep and maintain a solid investment-grade company.  That’s exactly what we are doing, which we also guided.  After closing in the next 2 to 3 years, we do expect to see our multiple trending below 3x.  And working capital generation will be an important element of delivering upon this objective, as we did in Keurig standalone — clearly very solid, very stable, long-term shareholder base with JAB group, JAB partners and Mondelez.

With that said, I’d like to turn it over to Bob.

Bob Gamgort: This is where we started the presentation.  We talked about the four capabilities.  Hopefully you can see how, by looking at the individual strength of the DPS business and the KGM business and blending them together, how we’re able to build our capabilities across these four areas.

Particularly when you look at the portfolio, this is similar to the chart that we showed when we announced the deal.  If you look at all the different categories along the top and the growth rates, the left-hand side is challenged from a growth standpoint.  But as you saw from Jim’s presentation, the segments that the DPS portfolio participates in have actually experienced some pretty nice growth.

But the left hand side provides important scale.  And that scale is critical to be able to pay for the distribution system that allows access to growth in the future.  Combination of these two portfolios clearly fills out more on the right-hand side, with a combination of ready-to-drink coffee opportunities as well as the shelf-stable coffee opportunities, again delivering growth within the system.

The combined strengths of the distribution systems — Jim took you through the five elements of the DPS system at the top, and then Patrick talked to you about the three elements of the KGM system when you combine them.  The way that we think about the cola and fountain side — which quite honestly, in my conversations with many people, there’s been a lot of confusion on that — that’s really a very stable business that we manage for continuity going forward.  As Jim said, it’s very safe, it’s continuity business, it’s a very profitable business.

The two areas where we see significant opportunities for growth, because they’re scalable, both in sharing the existing portfolios as well as adding new brands to the portfolio, is the company-owned DSD system combined with the independent distributor partners or the ISO system.  To be clear, we can reach 100% of the population with a combination of those two businesses without touching the cola systems at all.

But a lot of questions were, how are you going to get distribution, for example, of Peet’s ready-to-drink coffee, because the cola guys already carry coffee?  They won’t touch the cola system.  They will reach full distribution through the company-owned DSD system as well as the independent distributor partners.

We see the same opportunity on e-comm and away from home that the combined businesses can give access to brands and formats that aren’t currently reaching those channels.  You probably were surprised at some of the stats around e-comm and the business that we built on the Keurig business.  I’d argue that certainly in the world of CPG, we’re one of the strongest.  But in the world of food and beverage, we’re very, very high in terms of our exposure to e-comm.  The growth that we’re seeing and the success that we’re enjoying, I think, is highly unique.

And then, this overlap of areas, $2.5 billion worth of business combined, is going warehouse direct, is a significant source of efficiency for us.  And to be really simple — I like to distill things down to simple expressions of a truck that’s going to a retail store or between distribution centers — a liquid beverage truck maxes out based on weight.  A K-Cup Pod truck maxes out based on volume.  That means essentially you can put K-Cup volume on the top of a truck carrying liquid beverage for close to free.  That’s a real big efficiency opportunity in there.

We haven’t talked anything about revenue opportunities.  Because as Ozan pointed out, we didn’t build revenue synergies into the model that we showed you.  But we’re moving forward.

And there are four close-in opportunities that we are actioning right now.  National distribution of Peet’s ready-to-drink, you’re going to get a chance to sample that.  FORTO Energy Shot expansion, you’re going to get a chance to sample that.  That’s a business, by the way, that KGM has put an investment in in the past year.  We see a big opportunity for K-Cup Pod expansion into small outlets.  This is a high-frequency purchase this is a must-have item.  We just haven’t been able to reach those outlets before.  And then, the last area that’s close-in is some of the expansion, as Patrick talked about, into ecommerce and away from home.

So again, these are happening.  But we have not built anything into the revenue side of our business.

And so the last thing that I want to do before we go to that interactive session is ask Derek Hopkins to come up.  Derek was running the Keurig — President of the U.S. business unit, running all of our commercial business for Keurig.  And it’s such an important role to have, integration done properly, that he’s going to lead the integration effort.  He’s got two slides to take you through how we’re going to handle integration before we break.

Derek Hopkins:  All right.  Good morning, everybody.  I think this is the last piece before we have some interactive sessions.  So as Bob mentioned, we have set up an integration management office, or what we would call an IMO.  As Bob said, my name is Derek Hopkins.  I’m going to lead the integration.  I’ll take you through, just very quickly, the way we’re setting up the integration, a little bit around some of the roles.

So ultimately, the IMO is going to be responsible for not only all of the integration steps that’ll take place through the process, but also delivering the synergies that Ozan was talking about just a minute ago.  So setting up an IMO is going to allow us to do two key things.  One is enable us to have a seamless transition and integration with the business.  And the second one is to really maximize the total value capture that we see as a potential.

We will have a fully dedicated team.  We’ll have a fully dedicated core team on the field, and we’ll be taking senior leaders and executive leaders with a ton of experience out of the business and actually integrating them onto this team.  The benefit of doing that is it’s going to allow the integration team to focus 100% of its time on integration.  It’ll allow the business leaders to ensure that they’re spending time on delivering their day-to-day business.

The integration team will actually be based in Plano, Texas.  The full team will be based in Plano, Texas as a whole. There will be boots on the ground there tomorrow.  This team is actually going to be reporting in to Bob, the KDP CEO.

So three primary objectives that we’re going to focus on.  The first one is a seamless and delivering a seamless day one integration with the business.  Very important.  The second one is really focusing on the synergies of bringing the two businesses together, the synergies that Ozan just spoke about.  And the third one is ensuring that we actually have the capabilities to deliver a platform for long-term and also near-term growth.

So with that, what does the integration team look like?  There’s really two pieces to the integration.  The first one is the integration management office, which is 100% dedicated.  And there’s also initial value work streams are being put in place right now.  So for org talent culture and communications, Jaxie Alt is actually going to be leading that.  Jaxie is here somewhere in the back of the room, standing up in the back of the room.  Jaxie right now is the head of HR for DPS.  She’s also had a number of very senior roles in brand marketing and innovation, was previously the head of the CSD Marketing Group.  She’s been with the company for about 17 years.  She’s going to bring tremendous thought partnership to this.  She understands the DPS culture and also the system extremely well.

Paul Armour is going to be working on the value work stream.  So Paul currently leads FP&A, Financial Planning and Analysis for all of Keurig Green Mountain currently, and he’ll be coming onto the team.

Finally, Travis Wade will be coming on the team.  Travis is SVP of Integrated Business Planning and also Business Development, which is responsible for things like revenue growth management, category management, integrated business planning.  Prior to that, he was actually leading the strategy team at DPS and has also been with McKinsey.

I, myself, as Bob said, have been leading our U.S. business.  I’ve been in the beverage industry for about 25 years across the U.S., Canada and also Europe, and have also spent some time doing very large and complex integrations and look forward to doing this one.

Over the course of the next few days, we’re actually going to be announcing all of the members on the team.  On the value work streams — Ozan talked about a couple of these.  We’re thinking about them in two ways.  One of them are cost opportunities, things like procurement, logistics, organization design, zero-based budgeting.  And the other ones are really around revenue opportunities, which are really on the top line, which are things around revenue growth management, new product commercialization, a couple of those that were just talked about by Bob.

So we literally will be boots on the ground tomorrow, no pun intended, but boots on the ground tomorrow, in Plano, Texas with our full team, really focused on two things: capturing the synergy and making sure that we have a platform for near-term and long-term growth.

So with that, I’ll turn it back over to Bob.

Bob Gamgort: Thank you.

So for people who are dialed in on the webcast, we’re going to sign off now.  Thank you for joining us.

Questions & Answers

Moderated by Maria Sceppaguercio, SVP Investor Relations: Okay, so we’re going to get started with Q&A, and what we’ve done, as you know, as you’ve submitted questions — there have been a number of them, so I went through them and grouped them into areas of focus, and I’m going to start with the questions around the beverage distribution system.  There were a good number of questions regarding whether or not there are conflicts with Coke and Pepsi dropping our brand, and I’m going to ask Jim to answer that one.

Jim Trebilcock: Absolutely not.  We — Dr Pepper, if you look at the chart up on the screen, is the lion’s share in the Coke and Pepsi system, or what they sell is Dr Pepper.  There is no competing legitimate brand in either system, notwithstanding Mr. Pibb, competing with Dr Pepper in this category.  It’s absolutely a viable brand.  We’re not in danger of losing it in any route to market, let alone Coke or Pepsi systems.

The other brands that we sell in our company-owned and independent distributors are fully franchised there.  We compete against some of Coke and Pepsi’s brands in those systems, but Dr Pepper in the COLA systems is rock-solid.  There’s no brand like it, and it’s not getting dropped by anyone.

Maria Sceppaguercio: Okay.  So another question in that same area is on Peet’s.  The question is how is Peet’s going to get distribution through the COLA systems given competing brands?  And I’m going to ask Larry to answer that one.

Larry Young: Well, it would not be going through the COLA system.  If you look at our distribution slide up here, we have the company-owned and the independent distributors that combined cover 100% of the United States.  That’s where we’d run the Peet’s Coffee.  Coke has their coffees, Pepsi has coffee, so we’ll be doing just like the rest of the market.  We’ll be competing against each other, but we would do 100% in our company-owned and our independent distributors.

Maria Sceppaguercio: Thanks, Larry.  Okay, the next question is how important is Dr Pepper Snapple’s distribution to Keurig Green Mountain’s growth?  I’m going to ask Bob to take that one.

Bob Gamgort: Okay.  Yes, I mean, this system that we just — that you just saw in the previous slide is a huge element of the platform that we’re building, so to be able to reach every retail outlet as part of the vision we talked about before, you need the scale of the brands that are in the DPS portfolio and this distribution network that covers almost every single point of distribution through the five mechanisms that are talked about in there.  So, I mean, that’s a huge part of the attraction of this acquisition.

The other part, too, is the scalability of the DSD piece of it and how hard it is to get distribution in convenience stores.  So take a look at this chart here, which is one that I really like.  It shows you it is a tremendous challenge to be able to get widespread convenience store distribution, which single-outlet — small outlet, single-bottle purchases is really where all of these brands are born and built.  It’s the hardest thing to do, to be able to get this level of distribution, and so I think that these are great examples of what we’re really interested in.  This is the scalable nature of the acquisition.

Now, I’m a little unclear on the question there.  You said it was on KGM’s goals?  It’s KGM’s attraction of doing this deal.  The goals that we have in terms of the standalone growth don’t account for this at all.  I mean, we were able to achieve those growth goals that we showed out there regardless of this, based on the three ways that we get to market that Patrick showed you, so we see this as really the bigger platform play and some incremental opportunities that we talked about some of the close-in launches that we showed you on one of those slides.

Maria Sceppaguercio: Okay.  So let’s turn to pricing.  There are a number of questions there, as well.  A question around what the risk is that pricing on pods continues to fall, requiring us to lower pricing further, and then, similarly, there was a question on the risk that premium players like Starbucks continue to lower their pod pricing.  I’m going to ask Bob —

Bob Gamgort: Do you want me to do both of those?

Maria Sceppaguercio: Yes, do both of those.

Bob Gamgort: Oh, there you go.  I was going to ask for the chart.  There we go; perfect.  Look, I think we showed this chart really to give you a feel of what the pricing thresholds are from a consumer perspective.  And when I look at the structure of premium, mainstream and private label and the gaps between them, this is textbook for what you see in most categories on CPG, and it also shows really rational behavior.

It tells you that there is a consumer group really interested in entry-level price points and value, and they’re the ones who gravitate towards private label.  It tells you that there’s a mainstream, branded segment, and the mainstream brands that we have in here — I think it’s in the footnote, but it’s Maxwell House, Folgers and Green Mountain.  And Donut Shop would be in there as well.  And then you’ve got premium brands — Peet’s, Starbucks, Dunkin’ Donuts are in there.

So the relationship that you’re seeing is very much intact.  Pricing is going down.  Now, we’ve helped contribute to that pricing, because we’ve taken our productivity savings and we’ve shared it with our partners.  They’ve reflected that to consumers, which is rational behavior, and it’s a big driver of what’s stimulating household penetration, because as Ozan showed you, when we got here in 2016, the statistic that’s right in your face is that the number-one barrier to people coming in the system is the price of pods.

And there’s been a lot of stuff that’s been written out there — when you benchmark the pricing of pods in the U.S. to Europe, where household penetration is much higher, the premium in the U.S. is way too high, and I would argue that was enabled by a system that had IP protection and a relatively inefficient supply chain passing on the inefficiencies to the consumer.

We’re taking productivity; we’re sharing it with our partners.  We’re lowering the price to the consumer.  But you saw our margins that we’re able to protect while we’re doing it, and it becomes the biggest driver of household penetration growth.  And when you see this chart, based on the pricing studies that we’ve done, we’re hitting levels where it becomes very reasonable from a consumer standpoint.

So when you say $0.30, over 75% of consumers find that price to be a bargain.  That’s as low as you need to go.  Well, you’re getting to that level for the highly price-sensitive consumer for private label.  And when you hit $0.50, the great majority of consumers don’t see that as expensive.  Well, that’s the right price point for a mainstream brand.  And the question about Starbucks — Starbucks is a premium brand, as is Peet’s and Dunkin’ Donuts.  It should be priced well above mainstream.  That’s what it’s all about.

The other thing I would point out is Starbucks, Peet’s and Dunkin’ Donuts are growing share of this business, so people are willing to step up.  And I — again, as the owners of the system, we want everybody in the system.  We want all partners in the system, including private label players.  We want to offer a price point where somebody who is apprehensive of getting in the system comes in, and that’s around — you’re close to it at $0.34.

And then we want — it’s our job as marketers to trade people up to higher quality, higher price point items.  It’s like that in every single category.  I think it’ll be exactly the same here.  And the reason we share that with you is to suggest that our belief is that the pricing doesn’t go down indefinitely.

Now, the one thing I would point out — it was in Ozan’s outlook slide.  We didn’t say in the outlook that we think pricing is done.  We said it moderates.  So I think we’re taking a conservative posture in saying we’ve modeled in our business that we’re going to continue to give price concessions for a period of time.  This just gives you some sense of how we think about how long that period of time is.

Unidentified Participant: (inaudible - microphone inaccessible)

Bob Gamgort: We don’t talk about what the production cost is.

Maria Sceppaguercio: All right.  Let me get —

Bob Gamgort: Nice try, though.

Maria Sceppaguercio: All right, getting to the next area of questions.  Really, it’s around mix.  All right.  So the question is how have pod economics for owned versus partner/licensed brands evolved since acquisition?  And I’m going to ask Ozan to take this one.

Ozan Dokmecioglu: Sure.  Thank you.  First of all, we are not traditional — as Keurig is standalone — we are not a traditional CPG company from a profit-making perspective.  We always need to consider that we have an ecosystem, and that ecosystem comes in three pieces.  One is the whole brewer economics.  The other one is owned and licensed brands, and the third one would be partners and the private label, let’s put them in one bundle.

Clearly, because we own the brands we do generate a higher penny profit per pod behind the owned and licensed brands.  We should, because we invest behind our owned and licensed brands, as well, at the same time.  But, however, we are also quite pleased with our current profitability and, as Bob said, the projected profitability in the upcoming three to four years, all behind both owned and licensed as well as our partner group.

There’s one thing to note.  Please make sure that we have been talking as we guided and went public in our proxy statements.  We have managed to successfully improve our gross profit as well as gross margin.  We have been talking operating income and EBITDA, but please don’t forget the gross margin which is basically sales minus costs, which all this pricing, all the cost out and so forth that happens to get together, right?  So we have increased the 600 to 700 basis points.

Whilst did all this price — strategy price alignment, the private label price — partner price concessions, and so forth and so forth.  Why?  Again, we manage the ecosystem of our profitability, and we do care a lot, big time, our gross margins as well as the gross profit.  And given that we are investing behind our owned and licensed, at the operating income level, the gap gets narrower, between our owned and licensed versus the partner/private label group that we generate profitability.

That’s why it’s not very straightforward and it’s not clearly a typical CPG company that we are actually — or we have been managing.  What matters is the ecosystem profitability, and please make sure that the same margin expansion that has happened at the EBITDA level did happen at the gross margin level, because we did this in a very systematic, around a very tight algorithm just to take the company to the next level.

Maria Sceppaguercio: Thank you, Ozan.  Another one, similarly, about mix/market share is how should we think about market share for Keurig-owned brands?  Bob, do you want to take that one?

Bob Gamgort: Yes, I’ll take it.  So if you go back to the beginning of time with the Keurig system, the Keurig-owned brands were 100% share.  By the way, that was where all the other competitive systems were.  If you looked at Tassimo, the original Senseo, Starbucks Verisimo, et cetera, they all had their own brands in there, so the good news is they had a system and 100% owned brands.  The bad news is they never got any traction, because what the consumer wants is full brand choice in the system.

So when Keurig made the appropriate strategic decision to open the system up to competitive brands, that’s what made it far and away the market leader in this country, and the other ones did not get traction because people want one system with multiple brands.  So by definition, the day that decision was made, Green Mountain and other owned brands were going to continue to lose share, and that’s exactly what’s happened.

But while that was happening, the category growth, the system growth was up significantly, so what you saw for a number of years was a significant step down in owned and licensed growth, but actual volume growth of owned and licensed pods was still increasing, and nobody had an issue with that.  What happened in the time period of around 2015/2016 is the market share actually — loss actually slowed down, but the growth in the system slowed at the same time, and for the first time, you saw pod volume decline.

So my point on this one is share is not the right metric always.  In this case, it’s really are you able to grow pods, because it’s a combination of share and system growth.  So as we accelerate system growth, which you’re seeing happening right now, everybody within the system is worried less about share.  They’re much more in the situation where they can see growth.  They’re also worried less about pricing when they see the system growing again.  So a lot of the behavior on pricing and share focus was driven by the fact that the system slowed down and nothing else.

The other thing I would point out is, over the years, additional brands were added into the system, which means that there’s going to be pressure.  So Dunkin’ Donuts, for example, was one of the last brands to enter the system.  By definition, somebody’s going to lose share as a result of that.  As we sit here today, we’re approaching a point of equilibrium.  We show you the pricing chart so you can kind of see how we think pricing is working out.  Essentially, every brand that can be in the system is now in the system, so there’s no big disruption coming in like another Dunkin’ Donuts coming into the system.

Our owned and licensed brands are about a 30-share, and we’d like to keep them around that level.  And if you look at the share on owned and licensed, as we put marketing behind it, like we showed you on Green Mountain — we’re now putting it in for Donut Shop.  That doesn’t start until May.  We’re just putting marketing out there on brands like Laughing Man.  We’ve seen that that share loss has moderated.  It’s actually growing on the Green Mountain brand, but it’s moderated, and we think it’s going to stabilize somewhere around where it is right now.

And I know, in talking with some of you that had very intricate Keurig models, that you always were trying to model the difference between profitability of an owned and licensed brand, a partner brand, a private label brand, and then were really focused on mix because mix was changing so much.  As I said to a number of you, I think you can take some pressure off yourself right now, because if you look, it’s an impossible task, and the reason you can take some pressure off yourself is we’ve created a lot of pricing — I would say we have rational pricing right now.  As we become more partner-friendly, the discrepancies in pricing have largely gone away.  We have a rational pricing structure that we offer our partners, because we don’t want our partners to think that one is getting an advantage or disadvantage versus the other.  And the mix that you see in the system right now between private label, partner brands and owned and licensed, it’s pretty stable right now.

You can just look at the average profitability for pods and use that as more of the thought process of the Keurig business, versus trying to really get into profit by brand, because I think the mix that we’re talking about right now, including owned and licensed, is relatively stable.

Maria Sceppaguercio: Great.  Thank you.  Okay, let’s turn our attention to synergies and integration, some questions regarding our ability to achieve the $600 million in synergies, and I know that some folks have had that question.  I’ve spoken to you about that.  Can you provide some perspective on that for us, Ozan?

Ozan Dokmecioglu: Sure.  My favorite topic — most favorite.  So, first of all, a couple of points that I’d like to bring further color.  Number one, there is 120 pages of details, and these are Excel spreadsheets, not colorful marketing charts — no offense.

Bob Gamgort: There’s nothing wrong with colorful marketing charts.

Ozan Dokmecioglu: I have no problem with it either.  I’m just saying.

Bob Gamgort: No offense.

Ozan Dokmecioglu: So, just saying 120 pages of very detailed study behind the $600 million.  Please rest assured.  And not only we have that; we brought McKinsey and Ernst & Young M&A teams just to pressure-test our findings — not assumptions, our findings.  Both of them came back and said, in fact, we should dial up the numbers, but we didn’t.

Second point — $600 million is only cost synergies.  There is no revenue synergy or top-line synergy or RGM opportunities that we have included, because we wanted to be a little bit on the conservative side.  Therefore, $600 million, again, is the number that we have built in our future outlook that does not include any revenue synergies, and we all know, as we have taken you through and you have seen on the interactive session, that there will be revenue synergies, so this is the second point.

The third data point — when we say deal synergies, we really mean it.  So what we mean — what we mean is we are not relying on or expecting to receive standalone synergies that may be possible at DPS blanace sheet or profit and loss in order to make that number.  This is a very important point as well.  Why?  Because we have great visibility.  When we put the two companies together, the initiatives in the structural improvements that we are going to implement are strictly related due to bringing two companies together.  There is actually zero dollars that we have included as synergies, for example, as I have taken you through before   when you look to manufacturing standalone DPS, we put zero, because there’s nothing to do with deal synergies.  DPS can get those synergies if they want to.

Therefore, we were extremely careful when we put together that $600 million, as I have explained and I am explaining to you.  Therefore, these assumptions are very important and the facts to figure this out how we approach to the overall deal synergies.  We have been talking about the profit-and-loss synergies or cost synergies.  Let’s talk for a minute, 30 seconds on the cash synergies.

Please remember, in 20 months, at Keurig, we managed to find 3,300 basis points of improvement of our sales in working capital, which is an incremental cash that has been available on top of the EBITDA delivery.  This is incremental, and I’m sure you can do the math.  The math is there — $1.2 billion of incremental cash that we managed to deliver in Keurig in the last 21 months, on top of the normal EBITDA driven cash flow generation.  There is no reason why those numbers will not be applicable for DPS when we apply the same book, and there is no inhibitor, nothing, in front of us that we cannot take copy and paste over to the DPS.

And my fellow CFO, Marty Ellen, agrees with our numbers anyway when we sat around the table and explained how and what we are planning to do.  Therefore, besides the profit-and-loss synergies, there’s a great play in town in the whole working capital and incremental cash generation as well.  That’s why we feel very good about when we said following the closure of the deal, in two to three years our leveraged multiple will be three, if not below.  So these were the four points that I wanted to share with you, being very open and transparent.  Thank you.

Maria Sceppaguercio: Thank you, Ozan.  Okay, let’s turn our attention to a different question, different area.  What are we doing to influence morale and flight risk at DPS?

Bob Gamgort:  Okay, I’ll take that one.  So Derek came up here and gave you the game plan for how we think about integration, and this is — this will be my 12th acquisition integration, so you get experience in doing this.  I would look at it in this order: do no harm, first of all; make sure you have a seamless day one startup, which means that all the key players in place, they know how to do their job, and they know where to report and where to get a decision made; secure the synergies; then go after revenue growth opportunities.  That’s why we haven’t modeled any revenue growth opportunities in there, because that’s not the initial priority.

You also have much more control over the first steps than you do over the revenue growth side.  We never — I personally never put those in any acquisition plan, because it’s the hardest thing to control.  It doesn’t mean it stops us from putting programs in place to drive revenue, as we talked about.  You saw some examples earlier today.  But the very first couple of steps this team is going to have going is who are the key players, where do they stand, where’s their mindset, how do we incentivize the right people to stay, and that’s really job one.

So we’ve got a couple of months between now and the close.  As Derek said, the integration team is up and running in Plano as of tomorrow, and so then I start traveling back and forth on a regular basis, and where these conversations start, before we get into all the synergy conversations and revenue conversations, starts with people — who are the key people, who’s motivated, who wants to stay, who doesn’t want to stay, how do we fill in the gaps, because in the end, it’s always about getting the right people in place to drive the strategy and deliver the results, and then make sure that you can build on the cultures of both companies to create something even better.  That, to me, is 101 on acquisition integration.

Maria Sceppaguercio: Thanks, Bob.  Okay, so I think we’re at the last question — last two questions.

Bob Gamgort: Good timing.

Maria Sceppaguercio: There were a number of questions on M&A opportunities and international expansion.  So without going into the word-by-word questions, just what are your thoughts on both of those opportunities for the company?

Bob Gamgort: Do you want me to do this?

Maria Sceppaguercio: Yes, please.

Bob Gamgort: International is not on the radar screen at all right now, other than the international markets in which we’re already in.  We operate in a $160-billion business in the U.S., with a lot of upside to it.  The brands don’t necessarily travel, and distribution, which is a key part of this, definitely doesn’t travel across borders, so you don’t get any benefit from doing that.  So we want to be able to leverage the infrastructure that we’re building in the U.S. across more scale, which means plugging more brands in it and renovating and innovating on the existing brands that we have.  To me, that’s the big priority.

M&A is clearly part of the picture.  We’re not going to talk about any specifics on that.  But, again, that’s why the cash flow piece of this becomes really important, because you want to be able to pay down your debt very quickly so that you have options for acquisitions.  And then as I talked about on the original launch date, I think the game plan that these guys have put in place where you can buy something outright, you can do partnerships with them at multiple levels involving minority equity ownership or a partnership makes a ton of sense.

You see what we’re doing, the example — small example back there, but a real significant one for the future, which is Forto.  That’s a minority investment that we put in there, and you’ve got Neill in that team out there tapping into the resources that we have, but they’re out there driving that business day in and day out, and they’re real entrepreneurs, and they’re getting things done.  I like that model.  I like it when somebody else outside of the company is still driving for aggressive growth and is incentivized to do that.  That to me is a real win/win.

So I think we can play across all elements of partnership, distribution and M&A, but our priority right now is to get the business that we just talked about in place seamlessly, stay focused in North America, and then we’ll layer in other brands where the opportunity presents itself.  And the shortest-term thing we can do is get the cash flow so that we have the option to do it.

Maria Sceppaguercio: Thank you, Bob.  I think that’s it, and, amazingly, we have one minute left, so I’m going to thank everyone for coming.  It’s been a pleasure to host you here today at headquarters.  What I want to just let everyone know is we have prepared box lunches for you to take with you, so please, on your way out, when you leave, to the left — on the left-hand side, we have lunches for you to take to the airport or wherever it is you’re going.  I know a storm is coming, as Bob mentioned earlier.  We’re probably all heading into it.  So we wanted to get you off on time so that you didn’t miss any flights.  Hopefully, they’re not canceled on you.  Thanks again for coming.

Larry Young: Travel safe.

**note: words in [brackets] are sounds like or phonetically spelled.

Important Additional Information

This communication is being made in respect of the proposed transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. The proposed transaction will be submitted to the stockholders of Dr Pepper Snapple Group, Inc. for their consideration. In connection therewith, Dr Pepper  Snapple Group, Inc. filed a preliminary proxy statement on March 8, 2018, and intends to file further relevant materials with the SEC, including a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Dr Pepper Snapple Group, Inc. BEFORE MAKING ANY VOTING OR ANY INVESTMENTDECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Dr Pepper Snapple Group, Inc. once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Dr Pepper Snapple Group, Inc. will be available free of charge on Dr Pepper Snapple Group, Inc.’s website at https://www.drpeppersnapplegroup.com/ under the heading “SEC Filings and Proxy Statements” within the “Investors” portion of Dr Pepper Snapple Group, Inc.’s website. Stockholders of Dr Pepper Snapple Group, Inc. may also obtain a free copy of the definitive proxy statement by contacting Dr Pepper Snapple Group, Inc.’s Investor Relations Department at (972) 673-7000.

Maple Parent Holdings Corp., Bob Gamgort (Director and Chief Executive Officer of Maple Parent Holdings Corp.), Ozan Dokmecioglu (Chief Financial Officer of Maple Parent Holdings Corp.), Bart Becht (a Director of Maple Parent Holdings Corp.) may be deemed to be “participants” under SEC rules in any solicitation of Dr Pepper Snapple Group, Inc. stockholders in respect of a Maple Parent Holdings Corp. proposal for a transaction with Dr Pepper Snapple Group, Inc.. Neither Maple Parent Holdings Corp. nor any of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Dr Pepper Snapple Group, Inc. or the matters to be acted upon in connection with a potential transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc., except as will be set forth in the definitive proxy statement regarding the proposed transaction.